                                                                EXHIBIT 10(xxxv)




                        TERM LOAN AND SECURITY AGREEMENT

                          Dated as of August 29, 1997

                                  by and among

                      CHRYSALIS INTERNATIONAL CORPORATION

            CHRYSALIS INTERNATIONAL PRECLINICAL SERVICES CORPORATION

                 CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION

                                      and

             CHRYSALIS INTERNATIONAL CLINICAL SERVICES CORPORATION

                                      and

                             CORESTATES BANK, N.A.

                               TABLE OF CONTENTS

                                                                                                                       Page
ARTICLE 1               DEFINITIONS; CERTAIN TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.1    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                        -----------
         SECTION 1.2    Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                        ----------------

ARTICLE 2               THE LOAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.1    Agreement to Loan; The Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                        ---------------------------
         SECTION 2.2    Principal Payments; Maturity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                        ----------------------------
         SECTION 2.3    Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                        --------
                 2.3.1  Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                        -------------
                 2.3.2  Conversion Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                        -----------------
                 2.3.3  Interest Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                        ----------------
                 2.3.4  Special Provisions Applicable to LIBOR Rate . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                        -------------------------------------------
                 2.3.5  Usury . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                        -----
         SECTION 2.4    Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                        ----------
         SECTION 2.5    Compensation for Certain Contingencies  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                        --------------------------------------
                 2.5.1  Taxes, Reserves and Expenses on Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                        -------------------------------------
                 2.5.2  Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                        ----------------
         SECTION 2.6    Default Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                        ----------------
         SECTION 2.7    Deduction of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                        --------------------
         SECTION 2.8    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                        -------
         SECTION 2.9    Structuring Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                        ---------------

ARTICLE 3               COLLATERAL SECURITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                        -------------------
         SECTION 3.1    Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                        ----------
         SECTION 3.2    Collateral Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                        ------------------

ARTICLE 4               CONDITIONS OF LENDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 4.1    Conditions Precedent to the Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                        -------------------------------------
                 4.1.1  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                        ----
                 4.1.2  Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                        ---------------
                 4.1.3  Deliveries to Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                        ------------------
                 4.1.4  No Material Adverse Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                        ---------------------------
                 4.1.5  Satisfactory Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                        ------------------------

ARTICLE 5               REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.1    Representations and Warranties of the Borrowers . . . . . . . . . . . . . . . . . . . . . . . .  21
                        -----------------------------------------------
                 5.1.1  Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                        ---------
                 5.1.2  Corporate Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                        ------------------------
                 5.1.3  Capitalization and Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                        -------------------------------
                 5.1.4  No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                        ------------
                 5.1.5  Authorizations and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                        ----------------------------
                 5.1.6  Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                        --------
                 5.1.7  Pending Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                        ------------------
                 5.1.8  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                        --------------------

                 5.1.9    Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          --------
                 5.1.10   Margin Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          -----------------
                 5.1.11   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          -----
                 5.1.12   Compliance with Laws and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          -----------------------------------
                 5.1.13   Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          -----
                 5.1.14   Patents and Trademarks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          ----------------------
                 5.1.15   Restrictions on Borrowers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                          -------------------------
                 5.1.16   Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          ----------------------
                 5.1.17   The Security Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          ----------------------
                 5.1.18   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          -----
                 5.1.19   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                          ---------
                 5.1.20   Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                          ------------------------
                 5.1.21   License and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                          -------------------
                 5.1.22   Customer and Trade Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                          ----------------------------
                 5.1.23   Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                          -----
                 5.1.24   Survival of Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                          ----------------------
                 5.1.25   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                          ----------

ARTICLE 6                 COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 6.1      Financial Covenants of Borrowers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                          --------------------------------
                 6.1.1    Current Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                          -------------
                 6.1.2    Consolidated Debt Service Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                          ----------------------------------------
                 6.1.3    Consolidated Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                          -------------------------------
                 6.1.4    Ratio of Consolidated Total Liabilities to Tangible Net Worth . . . . . . . . . . . . . . . . .  29
                          -------------------------------------------------------------
                 6.1.5    Minimum Cash and Marketable Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                          --------------------------------------
         SECTION 6.2      Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                          ----------------------
                 6.2.1    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                          --------------------
                 6.2.2    Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                          -----------------
         SECTION 6.3      Compliance with Laws, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                          -------------------------
         SECTION 6.4      Preservation of Existence, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                          ------------------------------
         SECTION 6.5      Obtaining of Permits, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                          -------------------------
         SECTION 6.6      Maintenance of Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                          ------------------------
         SECTION 6.7      Maintenance of Properties, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                          ------------------------------
         SECTION 6.8      Inspection Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                          -----------------
         SECTION 6.9      Operating Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                          ------------------
         SECTION 6.10     Liens on Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                          -------------------
         SECTION 6.11     Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                          ------------
         SECTION 6.12     Loans and Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                          ---------------------
         SECTION 6.13     Merger, Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                          ---------------------
         SECTION 6.14     Sale of Assets, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                          -------------------
         SECTION 6.15     Change in Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                          ------------------
         SECTION 6.16     Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                          -------------
         SECTION 6.17     Environmental Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                          ------------------------

         SECTION 6.18   Inconsistent Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                        -----------------------
         SECTION 6.19   Derivatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                        -----------
         SECTION 6.20   Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                        ---------
         SECTION 6.21   Sale of Patent/License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                        ----------------------

ARTICLE 7               EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 7.1    Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                        -----------------

ARTICLE 8               MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 8.1    Notices, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                        ------------
         SECTION 8.2    Amendments, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                        ---------------
         SECTION 8.3    No Waiver; Remedies, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                        ------------------------
         SECTION 8.4    Fees, Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                        -------------------------------
         SECTION 8.5    Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                        ---------
         SECTION 8.6    Right of Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                        ----------------
         SECTION 8.7    Severability of Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                        --------------------------
         SECTION 8.8    Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                        ----------------------
         SECTION 8.9    Assignment and Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                        ----------------------------
         SECTION 8.10   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                        ------------
         SECTION 8.11   Waiver of Jury Trial; Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . .  46
                        ---------------------------------------------
         SECTION 8.12   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                        -------------
         SECTION 8.13   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                        -----------
         SECTION 8.14   Joint and Several Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                        ---------------------------
         SECTION 8.15   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                        ----------------

                        TERM LOAN AND SECURITY AGREEMENT



            THIS TERM LOAN AND SECURITY AGREEMENT (such agreement, as amended or otherwise modified from time to time, being hereinafter referred to as the "Agreement"), dated as of August 29, 1997, is made by and among CHRYSALIS INTERNATIONAL CORPORATION, a Delaware corporation, CHRYSALIS INTERNATIONAL PRECLINICAL SERVICES CORPORATION, a Pennsylvania corporation, CHRYSALIS DNX TRANSGENIC SCIENCES CORPORATION, an Ohio corporation and CHRYSALIS INTERNATIONAL CLINICAL SERVICES CORPORATION, a Delaware corporation (each a "Borrower" and together, the "Borrowers"), and CORESTATES BANK, N.A. (the "Bank").


                                   Background

            A. The Borrowers wish to refinance an outstanding term loan due on December 31, 1997 made in the principal amount of $5,000,000.

            B. In order to refinance this outstanding indebtedness, the Borrowers have requested that the Bank lend to the Borrowers the principal amount of FIVE MILLION DOLLARS ($5,000,000) (the "Term Loan").

            C. The Term Loan which the Bank has agreed to make, subject to the terms and conditions set forth in this Agreement, will be secured by the Security Documents (as defined below).

            NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                           DEFINITIONS; CERTAIN TERMS

            SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below (such meanings to be applicable equally to both the singular and plural forms of such terms).

            "Affiliate" of any Person means any Person or group of Persons acting in concert which, directly or indirectly, controls or is controlled by or is under common control with such Person including, without limitation (i) any Person which, directly or indirectly, owns or holds a voting or equity interest or 10% or more in such Person and (ii) any other Person of which such

Person, directly or indirectly, holds or owns a voting or equity interest of 10% or more. "Control" as used herein, means the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by contract or otherwise.

            "Authorized Officer" means, with respect to any act to be performed or duty to be discharged by any Person which is not an individual, any officer or other representative thereof authorized to perform such act or discharge such duty.

            "Business Day" means a day when the Bank is open for the conduct of banking business at its principal offices in Philadelphia, Pennsylvania other than a Saturday, Sunday or a federal or state holiday.

            "Capitalized Lease Obligations" means all lease obligations that, in accordance with generally accepted accounting principles, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with such principles.

            "Cash Collateral" shall have the meaning set forth in Section 7.1.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 and other amendments made thereto, together with the rules and regulations promulgated thereunder as in effect from time to time.

            "Clean Air Act" means the Federal Clean Air Act, 42 U.S.C. Section 7401 et. seq., as amended.

            "Closing Date" means, the date of execution and delivery of this Agreement and the other Loan Documents.

            "Collateral" shall have the meaning set forth in
Section 3.1.

            "Commitment" means the aggregate principal amount outstanding under the Term Loan.

            "Consolidated," when used with reference to Indebtedness or other accounts of Borrowers means the sum of the Indebtedness or such other accounts of Borrowers and their Consolidated Subsidiaries, as consolidated in accordance with generally accepted accounting principles consistent with those followed in the preparation of the Financial Statements, after elimination of intercompany items.

            "Consolidated Current Assets" means all assets that, as of the date of determination thereof and in accordance with generally accepted accounting principles should be classified as current assets on a consolidated balance sheet of Borrowers and their Consolidated Subsidiaries, minus all receivables from, and all loans or advances to, any shareholder or Affiliate of any Borrower which was included in determining such current assets.

            "Consolidated Current Liabilities" means all liabilities that, as of the date of determination thereof and in accordance with generally accepted accounting principles, should be classified as current liabilities on a consolidated balance sheet of Borrowers and their Consolidated Subsidiaries, plus all Indebtedness (including the Obligations) of the Borrowers and their Consolidated Subsidiaries (to the extent not already included in such liabilities) which would be classified as current liabilities if stated on a consolidated balance sheet of the Borrowers and their Consolidated Subsidiaries, including, without limitation, all such Indebtedness payable on demand or within one year after such date.

            "Consolidated Debt Service Coverage Ratio" means, for Borrowers and their Consolidated Subsidiaries with respect to any period, (i) the sum of (A) Consolidated Net Income for such period and (B) depreciation and amortization expense deducted in determining such Consolidated Net Income ("Cash Flow") divided by (ii) the sum of all principal payments of the Term Loan and all other long-term debts, which are scheduled to be made within one year from the date of calculation.

            "Consolidated Net Income" means, for Borrowers and their Consolidated Subsidiaries with respect to any period, net income of the Borrowers and their Consolidated Subsidiaries, on a consolidated basis in accordance with generally accepted accounting principles; provided, that there shall be excluded therefrom (a) gains or losses from the sale of capital assets not in the ordinary course, (b) the net income of any Person (other than a Borrower) included in the calculation of such consolidated net income, except to the extent it has been actually received by a Borrower in a cash distribution, and (c) any gains or losses arising from extraordinary items, as defined by generally accepted accounting principles consistently applied.

            "Consolidated Tangible Net Worth" means, with respect to Borrowers and their Consolidated Subsidiaries, at any time (a) the net amount of consolidated shareholders' equity (including capital stock, additional paid-in capital, capital surplus and retained earnings, after deducting treasury stock) which would appear on the consolidated balance sheet of Borrowers and their Consolidated Subsidiaries at such time, prepared in accordance with generally accepted accounting principles consistently applied minus (b) the sum of unamortized debt discount and expense, goodwill, trademarks, trade names, computerized software, patents, deferred charges and other intangible assets of Borrowers and their Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

            "Consolidated Subsidiaries" means the Subsidiaries of Borrowers whose accounts are, at the time of determination, required to be consolidated with those of Borrowers in accordance with generally accepted accounting principles consistently applied.

            "Default" shall mean any event or occurrence which with the passing of time, the giving of notice, or both, would become an Event of Default.

            "Employee Plan" means an employee pension benefit plan covered by Title IV of ERISA and maintained in whole or in part for employees of any Borrower or any of its Affiliates.


            "Environmental Laws" means all applicable Federal, state, and local laws, statutes, ordinances, rules, regulations, permits and valid orders relating to the use, possession, handling, generation, transportation, treatment, storage, recycling, discharge, disposal, emission, presence, or Release (as defined in Section 5.1.20(b)), or the threat of Release of (collectively "Management"), or any remedial, removal or response action in connection with, any hazardous, toxic and polluting substances or wastes, including without limitation, petroleum products.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the rules and regulations promulgated thereunder as in effect from time to time.

            "Event of Default" means any of the events set forth in Section 7.1 hereof.

            "Financial Statements" means the financial statements required to be delivered by the Borrowers to the Bank periodically pursuant to Section
6.2.1 hereof.

            "Fiscal Year" means the twelve month accounting period of the Borrowers commencing on January 1 and ending on December 31 of each year.

            "GAAP" shall have the meaning set forth in Section 1.2.

            "Hazardous Substances" has the meaning given to that term in
Section 5.1.20(b) hereof.

            "Indebtedness" means, with respect to any Person, calculated without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than accounts payable due in the ordinary course of business within 90 days of the date of determination), (b) all indebtedness of any other Person for borrowed money or for the deferred purchase price of property or services, the payment or collection of which such Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which such Person is liable, contingently or otherwise, including, without limitation, by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person, or otherwise to assure a creditor against loss, (c) all indebtedness of any other Person for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, provided that such indebtedness shall be deemed to be Indebtedness only to the extent of the book value of the property encumbered thereby, (d) Capitalized Lease Obligations of such Person, (e) all reimbursement obligations of such Person in respect of drafts drawn under letters of credit and bankers acceptances, (f) any equity or other interest in such Person which, by its terms, is convertible into a debt instrument and (g) withdrawal liability incurred under ERISA by any Borrower or any of its Affiliates to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA); provided, however, that Indebtedness shall not include any deferred revenues of any Borrower in respect of services to be performed in the future by such Borrower.

            "Interest Period" means, with respect to any LIBOR Rate Loan, the interest period applicable thereto, as selected pursuant to Section 2.3.3.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "LIBOR Rate" means, with respect to any LIBOR Rate Loan for any Interest Period, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next 1/16th of 1%) which the Bank is offered on deposits of United States Dollars on the London Interbank Market on or about 9:00 a.m. (New York time) one or two Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the LIBOR Rate Loan requested with a maturity of comparable duration to the Interest Period selected by the Borrowers.

            "Loan" means the Term Loan.

            "Loan Documents" means this Agreement, the Term Note and the Security Documents.

            "Maturity Date" means September 30, 2002.

            "Note" means the Term Note.


            "Obligations" means (a) the obligations of Borrowers to pay, as and when due and payable (by scheduled maturity or otherwise), all amounts owing by them in respect of the Loan Documents, whether for principal, interest, fees or otherwise, and (b) the obligations of Borrowers to perform or observe all of their other obligations from time to time existing under the Loan Documents.

            "Permitted Liens" shall have the meaning set forth in Section 6.10.

            "Person" means an individual, corporation, partnership, limited liability company or partnership or other similar entity, association, joint-stock company, trust, unincorporated organization or joint venture, or a court or government or any agency or political subdivision thereof.

            "PIDA and PNC Loans" shall have the meaning set forth in Section 6.10(h).

            "Prime Rate" means the rate so designated and established by the Bank (which is not necessarily the lowest rate charged by the Bank), as such rate may change from time to time, all such changes to be effective immediately.

            "Prohibited Transaction" has the meaning specified in Title IV of ERISA.

            "Release" has the meaning given to that term in Section 5.1.20(b).

            "Reportable Event" has the meaning specified therefor in Title IV of ERISA.

            "Security Agreement" means the Security Agreement delivered by the Borrowers and attached hereto as Exhibit C.

            "Security Documents" mean the Security Agreement, Stock Pledge Agreement, Collateral Assignment of Contracts, and the other documents and agreements listed in Article 3 hereof and such other documents and agreements which may be entered into by any Person with the Bank to provide collateral or other security for the obligations of the Borrowers to the Bank hereunder.

            "Subsidiary" means each Person of which all of the outstanding Voting Securities are, at the time of determination, owned directly, or indirectly through one or more intermediaries, by a Person.

            "Term Loan" shall have the meaning set forth in the Background section of this Agreement.

            "Term Note" shall have the meaning set forth in Section 2.1(b).

            "Voting Securities" means, with respect to any corporation, securities of all classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

            SECTION 1.2 Accounting Terms. Except as otherwise expressly provided herein, accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with accounting principles and practices generally accepted in the United States of America, as such principles may change from time to time ("GAAP").

                                   ARTICLE 2
                                    THE LOAN

            SECTION 2.1      Agreement to Loan; The Note.

                             (a)     Subject to the terms and conditions set
forth in this Agreement, the Bank agrees to lend to the Borrowers on the Closing Date Five Million Dollars ($5,000,000) with interest to accrue from the date of the Term Note at the rate and payable in accordance with the terms and provisions of this Agreement and the Term Note.

                             (b)     The obligation of the Borrowers to repay
the Term Loan shall be evidenced by the Borrowers' promissory note of even date herewith in the original principal amount of $5,000,000 (the "Term Note").

            SECTION 2.2      Principal Payments; Maturity.

                             (a)     Principal Payments.  Principal payments on
the Term Loan shall be due and payable in sixteen (16) equal consecutive quarterly installments of $312,500 commencing on September 30, 1998, and thereafter on the last Business Day of each following December, March, June and September, with the final quarterly installment due and payable on September 30, 2002 (the "Maturity Date").

                             (b)     Maturity Date.  The Term Loan shall mature
on the Maturity Date at which time the Borrower shall pay all outstanding principal and accrued interest on the Term Loan and all other sums due hereunder, and under any other Loan Document.

            SECTION 2.3      Interest.

                  2.3.1      Interest Rate.

                             (a)     Determination of Rate.  The Term Loan and
all other Obligations shall bear interest from the date such Term Loan is made or Obligation becomes due to the date paid at a rate per annum determined by reference to the LIBOR Rate or the Prime Rate. The applicable basis for determining the rate of interest shall be selected by Borrowers initially at the time the Term Loan is made hereunder and thereafter in accordance with
Section 2.3.2 hereof. At Borrowers' option, the applicable rate of interest shall be either (i) the LIBOR Rate plus 3.5% per annum or (ii) the Prime Rate plus 0.75% per annum (collectively, the "Original Interest Rates"). If the interest rate selected by Borrowers is determined by reference to the LIBOR Rate, such Loan shall sometimes be referred to hereinafter as the "LIBOR Rate Loan" and if the interest rate selected by Borrowers is determined by reference to the Prime Rate, such Loan shall sometimes be referred to hereinafter as the "Prime Rate Loan".

                             (b)     Reduced Rate.  Notwithstanding the
foregoing, commencing after December 31, 1997, upon the Bank's receipt of Borrowers' quarterly or annual Financial Statements in accordance with Section
6.2.1 hereof, demonstrating that the Borrowers' Consolidated Debt Service Coverage Ratio for the immediately preceding consecutive four (4) fiscal quarters exceeded 1.5 to 1, and provided there is no existing Event of Default hereunder, the interest rate for the LIBOR Rate Loan shall be reduced to the LIBOR Rate plus 2.5% per annum and the interest rate for the Prime Rate Loan shall be reduced to the Bank's Prime Rate (collectively, the "Reduced Interest Rates"). The Reduced Interest Rates shall remain in effect only so long as there is no Event of Default under this Agreement and only so long as the Borrowers' Consolidated Debt Service Coverage Ratio for any subsequent period of four (4) consecutive quarterly periods continues to exceed 1.5 to 1. If the Borrowers' Consolidated Debt Service Coverage Ratio for any subsequent period of four (4) consecutive quarterly periods fails to exceed 1.5 to 1, then the Original Interest Rates shall be reinstated until the subsequent achievement of the conditions for the application of the Reduced Interest Rates upon which the Reduced Interest Rates shall be reinstated. Any change in the Original Interest Rates or the Reduced Interest Rates under this Subsection shall become effective on the first day of the calendar month immediately following the Bank's receipt of

Financial Statements demonstrating the requisite change, provided, however, that in the case of a LIBOR Rate Loan, the change in the rate shall become effective on the first Business Day immediately following the expiration of the Interest Period then in effect for the LIBOR Rate Loan.

                             (c)     Payment.  Interest on the Term Loan shall
be payable with respect to a Prime Rate Loan or a LIBOR Rate Loan, monthly in arrears on the first Business Day of each month during the term of the Term Loan.

                             (d)     Computation.  All computation of interest
hereunder shall be made on the actual number of days elapsed over a year of 360 days.

                             (e)     Default Rate.  If an Event of Default
shall have occurred and be continuing, interest shall be paid at the default rate in accordance with Section 2.6 hereof.

                  2.3.2      Conversion Option.  Subject to the
provisions of this Section, the Borrowers shall have the option to convert at any time, all but not part of the Term Loan, from a Prime Rate Loan or LIBOR Rate Loan into the other or upon expiration of any Interest Period applicable to a LIBOR Rate Loan to continue such Loan as a LIBOR Rate Loan and the Interest Period of such continued Loan shall commence on the last day of the Interest Period of the Loan to be continued; provided that except as otherwise provided in Section 2.3.4 a LIBOR Rate Loan may be converted into a Prime Rate Loan or continued as a LIBOR Rate Loan only on the last day of an Interest
Period applicable thereto.   Each such conversion (or continuation) shall be
effected by an Authorized Officer or Officers of the Borrowers giving the Bank prior to noon (New York time) at least three (3) Business Days (or the same Business Day in the case of a conversion to a Prime Rate Loan) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Continuance/Conversion") substantially in the form of Exhibit B hereto, specifying the type of Term Loan to be converted into and (after being converted into or continued as a LIBOR Rate Loan), the Interest Period to be initially applicable thereto. If no Notice of a Continuance/Conversion has been delivered with respect to a LIBOR Rate Loan on or before the third Business Day prior to the last day of the Interest Period applicable thereto, such LIBOR Rate Loan shall be automatically converted to a Prime Rate Loan.

                  2.3.3      Interest Periods.  At the time the
Borrowers give a Notice of Continuance/Conversion in respect of the making of, continuance of, or conversion into, a LIBOR Rate Loan, it shall have the right to elect, by giving the Bank written notice (or telephonic notice promptly confirmed in writing), the Interest Period, which Interest Period shall, at the option of Borrower, be a one, two or three month period. Notwithstanding anything to the contrary contained herein:

                             (a)     If any Interest Period relating to a LIBOR
Rate Loan begins on a date for which there is no numerically corresponding date in the calendar month in which such Interest Period ends, such Interest Period shall end on the last Business Day of such calendar month;

                             (b)     If any Interest Period would otherwise
expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period in respect of a LIBOR Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

                             (c)     No Interest Period shall extend beyond the
Maturity Date.

                  2.3.4      Special Provisions Applicable to LIBOR Rate.

                             (a)     The LIBOR Rate may be automatically
adjusted by the Bank on a retroactive basis to take into account (but only to the extent necessary to recover such additional or increased costs) the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased cost due to any change in applicable law or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or the introduction of any law or regulation occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), that increases the cost to the Bank of funding a LIBOR Rate Loan. The Bank shall give the Borrowers notice of such a determination and adjustment and the Borrowers may, by notice to the Bank: (x) require the Bank to furnish to the Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment; and/or (y) may either (i) if a Notice of Continuance/Conversion has been given with respect to the affected LIBOR Rate Loan, cancel said notice by giving Bank telephonic notice (confirmed promptly in writing) thereof on the same date Borrowers was notified pursuant to this subsection, or (ii) if the affected LIBOR Rate Loan is still outstanding, upon at least three Business Days' notice to the Bank, require the Bank to convert each such LIBOR Rate Loan into a Prime Rate Loan, or prepay such LIBOR Rate Loan; provided, that the Borrower shall compensate the Bank as set forth in Section 2.3.4(d) hereof.

                             (b)     In the event that the Bank shall have
reasonably determined that Eurodollar deposits equal to the amount of the LIBOR Rate Loan requested, for the Interest Period specified, are unavailable or that a LIBOR Rate will not adequately and fairly reflect the cost of making or maintaining such LIBOR Rate Loan during the Interest Period specified or, that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining a LIBOR Rate applicable to the specified Interest Period, the Bank shall promptly give notice of such determination to the Borrowers that a LIBOR Rate Loan is not available, and any Notice of Continuance/Conversion given by the Borrowers with respect to borrowing, conversion or continuance of a LIBOR Rate Loan which have not been incurred shall be deemed rescinded by the Borrowers. A determination by the Bank pursuant to this subsection shall be conclusive.

                             (c)     In the event that it becomes unlawful for
the Bank to maintain Eurodollar liabilities sufficient to fund a LIBOR Rate Loan, then the Bank shall notify the Borrowers and the Bank's obligation hereunder to advance or maintain a LIBOR Rate Loan shall be suspended until such time as the Bank may again offer a LIBOR Rate Loan. If the affected LIBOR Rate Loan is still outstanding, the Bank shall require, as promptly as practicable, that the Borrower either: (i) convert each such LIBOR Rate Loan into a Prime Rate Loan, or (ii) prepay such LIBOR Rate Loan; provided, that the Borrower shall compensate the Bank as set forth in Section 2.3.4(d) hereof.

                             (d)     The Borrowers shall compensate the Bank,
upon written request by the Bank, for reasonable losses, expenses and liabilities (including, without limitation, such factors as any interest paid by the Bank to lenders of funds borrowed by it to make or carry a LIBOR Rate Loan and any loss sustained by the Bank in connection with re-employment of such funds based upon the difference between the amount earned in connection with re-employment of such funds and the amount payable by Borrowers if such funds had been borrowed or remained outstanding) which the Bank may sustain with respect to the Borrowers' LIBOR Rate Loan: (i) if for any reason (other than a default or error by the Bank) a LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Continuance/Conversion or in a telephonic request for conversion, or a successive Interest Period in respect of any such LIBOR Rate Loan does not commence after notice thereof is given pursuant to Section 2.3.2, (ii) if any prepayment (under Section 2.4) or conversion of any LIBOR Rate Loan to the Borrowers occurs on a date which is not the last day of the Interest Period applicable to the Term Loan, (iii) if any prepayment of any such LIBOR Rate Loan to the Borrowers is not made on any date specified in a notice of prepayment given by the Borrowers, and (iv) any other failure by the Borrowers to repay a LIBOR Rate Loan when required by the terms of this Agreement, including an election by Borrowers made pursuant to this subsection; provided, however, that the Borrowers shall not be required to compensate the Bank to the extent such losses, expenses and liabilities have already been recovered by the Bank pursuant to Section 2.3.4(a).

                  2.3.5 Usury. If at any time the interest rate being charged to the Borrowers under this Agreement or the Term Note shall be deemed by any governmental authority to exceed the maximum rate of interest permitted by applicable law, then, without affecting the validity or enforceability of this Agreement or any part hereof or the Term Note, such rate shall be reduced to the maximum rate permissible under such applicable law. If the Bank has received any payment of interest which exceeded the maximum legal rate, then such amount shall, at the option of the Bank, be applied to the reduction of the unpaid principal balance (and not to the payment of interest) or returned to the Borrowers.

            SECTION 2.4 Prepayment. (a) The Borrowers shall have the right to prepay the Term Loan in whole, or in part (in increments equal to quarterly installments), at any time and from time to time upon not less than ten (10) days prior written notice to the Bank of Borrowers' intention to prepay. If the Term Loan is a Prime Rate Loan at the time of prepayment, the prepayment shall include all accrued and unpaid interest on the principal amount of the Term Loan so paid through the prepayment date, but shall not include any premium or penalty. If the Term Loan is a LIBOR Rate Loan at the time of prepayment, any prepayment of the Term Loan shall include the payment of all accrued and unpaid interest on the principal amount so paid, plus a premium equal to the amount, if any, by which (i) the installments of principal being prepaid plus the installments of interest which would have been payable thereon when discounted to a present value at a rate per annum equal to the yield to maturity of the Applicable Treasury Bond Obligation exceeds (ii) the principal amount being prepaid. As used herein, "Applicable Treasury Bond Obligation" means the debt obligation of the United States Treasury having a maturity date nearest in time to the last day of an Interest Period applicable thereto. The maturity date and yield to maturity of such Applicable Treasury Bond Obligation shall be determined by the Bank in its sole discretion on the basis of quotations published in the Wall Street Journal on the date of prepayment. The Bank shall notify the Borrowers in a timely manner of the amount of such premium owed to the Bank and the basis of its calculation.

            SECTION 2.5      Compensation for Certain Contingencies.

                  2.5.1 Taxes, Reserves and Expenses on Loans. If any law, regulation, treaty or official directive, or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof, or the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) (a) subjects the Bank to any tax or changes the basis of taxation with respect to payments of principal, interest or other amounts due from Borrowers (except for taxes, fees or other charges based on, or measured by, the income or profits of the Bank (or the relevant lending office or offices) or any franchise taxes or similar taxes imposed in lieu thereof); (b) imposes, modifies or deems applicable any reserve, special deposit, premium, or similar requirement against assets held by, or deposits in or for the account of, or loans or commitments by, the Bank; or (c) imposes upon the Bank any other condition with respect to this Agreement; and the result of any of the foregoing is to increase the cost to the Bank, reduce the income receivable by the Bank or impose any expense upon the Bank with respect to the Term Loan by an amount which has not resulted or been reflected in an increase in the interest rate(s) applicable to the Term Loan or otherwise recovered pursuant to
Section 2.3.4 and the Bank deems to be material, the Bank shall from time to time notify Borrowers; and Borrowers shall pay to the Bank, within thirty (30) Business Days after receipt of such notice, that amount which shall compensate the Bank (on an after-tax basis) for such increase in cost, reduction in income or additional expense. The Bank's computation of the amount necessary to compensate it shall be (i) set forth in reasonable detail, along with the basis therefor, in a certificate which shall accompany the Bank's notice to Borrowers of any such amount, (ii) made in good faith with a reasonable basis, and (iii) conclusive in the absence of manifest error.

                  2.5.2 Capital Adequacy. If (a) the introduction of, or any change in, or in the interpretation of, any United States law, rule or regulation or (b) compliance with any directive, guidelines or request from any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation directly or indirectly owning or controlling the Bank, and the Bank shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder to a level below that which the Bank or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account the Bank's policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by the Bank (in its sole discretion) to be material, which has not been reflected in the interest rate(s) applicable to the Loans or otherwise recovered pursuant to Section 2.3.4, then, from time to time Borrowers shall pay to the Bank within thirty (30) Business Days after receipt of notice from the Bank of any change described in this Section such amount as shall compensate the Bank for any such change. The Bank's computation of the amount necessary to compensate it shall be (i) set forth in reasonable detail, along with the basis therefor, in a certificate which shall accompany the Bank's notice to Borrowers of any such amount, (ii) made in good faith with a reasonable basis, and (iii) conclusive absent manifest error.

            SECTION 2.6 Default Interest. Following any Event of Default hereunder and while such Event of Default is continuing, Borrowers shall pay interest on (a) the outstanding principal balance of the Term Loan and (b) to the extent permitted by law, on all overdue portions of interest on the Term Loan and all such other overdue amounts owing to the Bank outstanding up to the date of actual payment (after as well as before judgment) at a rate equal to 3% per annum above the Original Interest Rate for the LIBOR Rate Loan or Prime Rate Loan, then in effect.

            SECTION 2.7 Deduction of Payment. Any principal, interest, fees or other Obligations payable by Borrowers hereunder shall be deducted by the Bank and paid from the Borrowers' operating accounts described in Section
6.9 hereof as and when due from time to time; provided, however, that the Bank shall give Borrowers reasonable prior notice of its intent to so deduct funds other than interest (including default interest), principal and any fees related to the Bank's duties pursuant to Section 2.9 below.

            SECTION 2.8 Closing. The Term Loan will be closed at the offices of Dechert, Price & Rhoads, Princeton Pike Corporate Center, 997 Lenox Drive, Building 3, Suite 210, Lawrenceville, New Jersey, or any other location agreed upon by the Borrowers and the Bank. Closing of the Term Loan shall occur no later than August 29, 1997.

            SECTION 2.9 Structuring Fee. A loan structuring fee of $40,000 shall be paid by the Borrowers to the Bank on the Closing Date (the "Structuring Fee"). If Chrysalis International Corporation ("Chrysalis"), however, engages CoreStates Investment Advisors on the Closing Date, to act as its sole cash investment advisor and primary depository for the investment business of its excess corporate funds and the excess corporate funds of the other Borrowers for the term of the Term Loan on mutually satisfactory terms, the Bank shall refund the Structuring Fee to Chrysalis. If Chrysalis forgoes any right to the refund of the Structuring Fee and engages another cash investment advisor and primary depository for such excess corporate funds and the excess corporate funds of the other Borrowers, provided such other entity must be based in the United States and be reasonably satisfactory to the Bank, the Bank shall be entitled to a first lien in all such corporate funds of the Borrowers, and such other entity shall enter into such security arrangements with the Bank as the Bank may deem necessary or appropriate, including, without limitation, the following:

                             (a)     An acknowledgment and confirmation of the
Bank's first priority lien in all such corporate funds of the Borrowers;

                             (b)     Arrangements for the delivery to the Bank
of detailed reports no less often than monthly, dated as of a recent date, setting forth a complete description of the following:

                                       (i)  account and investment balances,

                                      (ii)  the types and amounts of investment
securities,

                                     (iii)  name of depositary, location and
account numbers for all accounts containing funds of investment of Borrowers, and any foreign or domestic Subsidiaries, and

                                      (iv)  all loan balances and short-term
borrowings, including all intercompany advances or investments (whether foreign or domestic); and

                             (c)     Upon the occurrence of an Event of Default
under this Agreement, provision for the immediate delivery to the Bank (through wire transfer or other means acceptable to the Bank) of corporate funds of the Borrowers in an amount equal to the Cash Collateral.

                                   ARTICLE 3
                              COLLATERAL SECURITY

            SECTION 3.1 Collateral. As security for the performance of this Agreement and for the prompt and complete payment of the Term Note when due (whether at the Maturity Date, by acceleration or otherwise), and as security for all other existing and future indebtedness of the Borrowers to the Bank, the Borrower hereby grants to the Bank a first priority lien on and security interest in all of the assets of the Borrowers located in the United States (excluding the Permitted Liens) including, without limitation, the following, whether now owned or after-acquired (the "Collateral"):

                             (a)     all of Borrowers' existing and future
accounts receivable, chattel paper, instruments, contract rights, investment accounts (including, without limitation, the investment accounts described in Section 2.5 herein), documents, rights to the payment of money (including patent and other license fees and royalties), inventory, goods, machinery and equipment, fixtures and all other personal property and all proceeds, including insurance proceeds, of the foregoing;

                             (b)     all of Borrowers' general intangibles,
including, without limitation, all right, title and interest of the Borrowers in and to all patents (including, without limitation, the exclusive license to the microinjection patent), copyrights, licenses, royalty fees, service marks, tradenames and trademarks, rights to file and prosecute applications for patents, copyrights and trademarks, and similar intellectual property anywhere in the world and the good will of the business connected with the use of and symbolized by any patents, licenses, copyrights, service marks, trade names and trademarks, together with all assets which reflect the good will of the business of the Borrowers, including, but not limited to, the Borrowers' trade names, customer lists, trade secrets, corporate and other business records, advertising materials, operating, sales and programming manuals, methods, processes, and know-how, sales literature, drawings, specifications, descriptions, inventions, catalogues, copyrights, confidential information; and

                             (c)     a pledge to the Bank of all outstanding
stock of all direct and indirect subsidiaries, both foreign and domestic, of Chrysalis.

            SECTION 3.2 Collateral Reports. The Borrowers shall provide to the Bank detailed quarterly reports regarding accounts receivable from domestic operations and licensing operations in form and substance satisfactory to the Bank. In addition, the Borrowers shall provide to the Bank within ten (10) days of the end of each calendar month a report disclosing the Borrowers' and Subsidiaries' cash balances and borrowings under lines of credit or other credit facilities for such month, both domestic and foreign, in form and substance satisfactory to the Bank. The Borrowers' obligation to provide the monthly reports described in the preceding sentence shall be suspended upon delivery to the Bank of Financial Statements of the Borrowers' demonstrating that the Borrowers' and Subsidiaries' Consolidated Net Income for the four (4) immediately preceding consecutive fiscal quarters exceeds $1,000,000 and provided the Borrowers are not in default under this Agreement. The Borrowers' obligation to deliver such monthly reports shall be reinstated immediately upon the Borrowers' failure to demonstrate Consolidated Net Income in excess of $1,000,000 for any such four (4) quarter period.

                                   ARTICLE 4
                             CONDITIONS OF LENDING

            SECTION 4.1 Conditions Precedent to the Term Loan. The obligation of the Bank to fund the Term Loan shall be subject to the prior or concurrent fulfillment of each of the following conditions precedent.

                  4.1.1 Fees. Borrowers shall have paid, or made arrangements satisfactory to the Bank for the payment of, all fees, costs, expenses, taxes and indemnities required hereunder and under any other Loan Document including, without limitation, the Structuring Fee and a Loan Commitment fee of $15,000 (which shall be used to pay counsel to the Bank pursuant to Section 8.4).

                  4.1.2 Representations. The following statements shall be true and the making of the Term Loan hereunder shall be deemed to be a representation and warranty of the Borrowers to the effect that (a) the representations and warranties contained in Article 5 of this Agreement and in each other Loan Document and certificate or other writing delivered to the Bank pursuant hereto on or prior to the Closing Date are correct in all material respects on and as of the Closing Date as though made on and as of such date; and (b) no Default or Event of Default has occurred and is continuing or would result from the making of the Term Loan on the Closing Date.

                  4.1.3 Deliveries to Bank. The Bank shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Bank:

                             (a)     This Agreement and the Term Note, both
duly executed and delivered by the Borrowers;

                             (b)     the Security Documents duly executed and
delivered by the Borrowers;

                             (c)     appropriate financing statements on Form
UCC-1, duly executed by the Borrowers in proper form for filing in such offices as may be necessary or, in the opinion of the Bank, desirable to perfect the security interests purported to be created by the Security Documents;

                             (d)     certified copies of requests for copies
listing all effective financing statements which name as debtor, any Borrower or any predecessor of any Borrower, which are filed in the offices reasonably specified by the Bank, together with copies of such financing statements, none of which, except as otherwise agreed to in writing by the Bank, shall cover any of the Collateral;

                             (e)     evidence that the Borrowers have obtained
the insurance coverage required by the terms of this Agreement or any other Loan Document.

                             (f)     a copy of the resolutions adopted by the
Boards of Directors of each Borrower, certified as of the Closing Date relating to the Term Loan by an Authorized Officer thereof, authorizing (i) the transactions contemplated by the Loan Documents to which such Borrower is a party and (ii) the execution, delivery and performance by such Borrower of such Loan Documents and the execution and delivery of the other documents to be delivered by it in connection herewith;

                             (g)     a certificate executed by an Authorized
Officer of each Borrower, each dated the Closing Date and certifying the names and true signatures of the officers of each Borrower authorized to sign each Loan Document to which such Borrower is a party and the other documents to be executed and delivered by such Borrower in connection herewith, together with evidence of the incumbency of such Authorized Officer;

                             (h)     a certificate, dated as of a date not more
than 20 Business Days prior to the Closing Date of the appropriate official(s) of the state of incorporation and each state of foreign qualification of each Borrower, if any, certifying as to the subsistence in good standing of such Borrower in such state;

                             (i)     a copy of the certificate of incorporation
or other charter document and all amendments thereto of each Borrower, certified as of a date not more than 20 Business Days prior to the Closing Date by the appropriate official of the state of incorporation of such Borrower and as of the Closing Date by an Authorized Officer of such Borrower;

                             (j)     a copy of the bylaws of each Borrower,
certified as of the Closing Date by an Authorized Officer thereof;

                             (k)     a written opinion of Jones, Day, Reavis &
Pogue, counsel to Borrowers, dated the Closing Date, in substantially the form of Exhibit A;

                             (l)     a certificate of the President or a Vice
President of each Borrower, each certifying as to the matters set forth in
Section 4.1.2. and

                             (m)     a copy of any agreement between Borrowers
and the entity selected prior to the Closing Date, if any, to be the cash investment advisor and primary depository pursuant to Section 2.9 hereof.

                  4.1.4      No Material Adverse Changes.  For the
period from the date of the most recent financial statements submitted to the Bank through the Closing Date, there shall have been (i) no material adverse change in, and there shall have occurred no development likely to have a material adverse effect on, the business, operations, assets or conditions (financial or otherwise) of the Borrowers taken as a whole and considered as one enterprise and (ii) no occurrence or event which shall have a material adverse effect on the rights and remedies of the Bank or on the ability of the Borrowers to perform their respective obligations to the Bank hereunder ("Material Adverse Effect").

                  4.1.5 Satisfactory Proceedings. All proceedings in connection with the making of the Term Loan and the other transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory to the Bank and its counsel, and the Bank and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Bank, or such counsel, may reasonably request.


                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

            SECTION 5.1 Representations and Warranties of the Borrowers. Each Borrower hereby jointly and severally represents and warrants as follows:

                  5.1.1 Existence. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation in the jurisdictions set forth in the first paragraph on Page 1 hereof.

                  5.1.2      Corporate Authorizations.  Each Borrower
(a) has all requisite corporate power and authority to conduct its business as now conducted and as presently contemplated to be conducted, and to consummate the transactions contemplated hereby and by any Loan Document to which it is or will be a party and (b) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

                  5.1.3      Capitalization and Indebtedness.

                             (a)     The authorized and issued stock of
Chrysalis International Corporation ("Chrysalis") is as set forth in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. All of the issued stock of each other Borrower is owned beneficially and of record by Chrysalis. All of such issued and outstanding shares of capital stock of each Borrower have been duly authorized, validly issued and are fully paid and non-assessable. Except as disclosed in the Definitive Proxy Statement of Chrysalis dated April 30, 1997, no Borrower has outstanding any rights, options, warrants, conversion rights or agreements for the purchase or acquisition from such Borrower of any shares of their capital stock.

                             (b)     Schedule 5.1.3 correctly lists all
outstanding Indebtedness for which each Borrower is liable or to which each Borrower is a party, whether or not indebtedness is outstanding thereunder, and the maximum amounts of indebtedness which may be incurred thereunder, and there have heretofore been delivered to the Bank complete and correct copies of all agreements and other instruments relating to such Indebtedness.

                  5.1.4 No Violation. The execution, delivery and performance by each Borrower of each Loan Document to which it is or will be a party, (a) are within its corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not and will not contravene its charter or by-laws, any law or governmental regulation or any contractual restriction (other than a restriction with respect to which the Borrowers have secured a valid waiver or consent) binding on or affecting it or any of its properties, and (d) do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to any such Loan Document) upon or with respect to any of its properties, whether now owned or hereafter acquired.

                  5.1.5 Authorizations and Approvals. Except for the waivers and consents obtained by the Borrowers with respect for the PIDA and PNC Loans, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body is required for the due execution, delivery and performance by any Borrower of any Loan Document to which it is or will be a party.

                  5.1.6 Validity. This Agreement is, and each other Loan Document to which each Borrower is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Borrower, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other laws affecting creditors rights generally and except as may be limited by equitable principles.

                  5.1.7 Pending Litigation. There is no action, suit or proceeding pending or to the knowledge of the Borrowers threatened against or otherwise affecting any Borrower before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which would have a Material Adverse Effect.

                  5.1.8 Financial Statements. The audited annual consolidated and consolidating financial statements of Chrysalis and its Consolidated Subsidiaries, dated as of December 31, 1996, and the unaudited quarterly financial statements of Chrysalis and its Consolidated Subsidiaries, dated March 31, 1997 fairly present the financial condition of the Borrowers, as at the respective dates thereof and the results of operations of the Borrowers described therein for the fiscal periods ended on such respective dates, all in accordance with generally accepted accounting principles consistently applied (subject to normal year-end audit adjustments in the case of interim financial statements).

                  5.1.9 Solvency. The Borrowers taken as a whole (both before and after giving effect to the transactions contemplated hereby) are solvent, have assets (including goodwill) having a fair saleable value in excess of the amount required to pay their consolidated probable liabilities on existing debts as they become absolute and matured, and have, and will have, access to adequate capital for the conduct of their business and the ability to pay their debts from time to time incurred in connection therewith as such debts mature.

                  5.1.10 Margin Securities. No Borrower is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                  5.1.11 Taxes. All Federal, state and local tax returns and other reports required by applicable law to be filed have been filed, and all taxes, assessments and other governmental charges imposed upon each Borrower and which have become due and payable on or prior to the date hereof have been paid except (a) insofar as extensions have been obtained and are currently in effect and (b) to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof or (c) except as to income taxes, withholding taxes or sales taxes, where the failure to file such returns or reports or pay such taxes would not have a Material Adverse Effect.

                  5.1.12 Compliance with Laws and Agreements. No Borrower is in violation of (a) its charter or by-laws, (b) any law, governmental regulation, order or judgment or (c) any term of any agreement or instrument (other than with respect to which the Borrowers have secured a valid waiver or consent) binding on or affecting it or any of its properties except insofar as such violation would not, in the case of clauses (b) and (c), have a Material Adverse Effect.

                  5.1.13 Liens. Each Borrower has good and marketable title to all of its properties and assets and such properties and assets are free and clear of all liens, security interests and other charges and encumbrances and other types of preferential arrangements except for Permitted Liens.

                  5.1.14 Patents and Trademarks. Each Borrower owns or has sufficient rights to use all the patents, trademarks, copyrights, licenses and rights necessary for the present and planned future conduct of their respective businesses, without any known conflict with the rights of others.

                  5.1.15 Restrictions on Borrowers. No Borrower is a party to any contract or agreement, or subject to any charter or other corporate restriction, which would have a Material Adverse Effect. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the property of any such corporation, whether now owned or hereafter acquired, to be subject to a lien, other than Permitted Liens.

                  5.1.16 Investment Company Act. No Borrower is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by an "investment company".

                  5.1.17     The Security Documents.   The provisions of the
Security Documents are effective to create in favor of the Bank, a legal, valid and enforceable security interest in all right, title and interest of each Borrower in the Collateral except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other laws affecting creditors rights generally and except as may be limited by equitable principles; upon the proper filing of financing statements as required by the applicable Uniform Commercial Code the Security Documents shall constitute a fully perfected first lien on, and security interest in all right, title and interest of such Borrower in the Collateral described therein to the extent the filing of financing statements under the Uniform Commercial Code are permissible methods of perfection of security interests in the Collateral described therein in each such jurisdiction, subject to no prior liens, except Permitted Liens.

                  5.1.18 ERISA. Each Pension Plan has complied and has been administered in all material respects, in accordance with applicable provisions of ERISA and the Internal Revenue Code. Neither the Borrowers nor any Commonly Controlled Entity has, as of the date hereof, or during the immediately preceding six-year period, has had any obligation to contribute to any Multiemployer Plan. For purposes of the Section, "Pension Plan" means any "employee pension plan" as defined in Title 3 of ERISA, maintained by Borrowers; "Multiemployer Plan" means a Pension Plan which is a multiemployee plan as defined in Section 4001(a)(3) of ERISA; and "Commonly Controlled Entity" means an entity, whether or not incorporated, which is or was during the period set forth above under common control with the Borrowers within the meaning of Section 4001 of ERISA.

                  5.1.19 Insurance. All insurance policies to which the Borrowers are a party or that provide coverage to the Borrowers or any director or officer of the Borrowers: (a) are valid, outstanding, and enforceable; (b) are issued by an insurer that is financially sound and reputable; (c) taken together, provide adequate insurance coverage for the assets and the operations of the Borrowers for all risks to which the Borrowers are normally exposed; (d) are sufficient for compliance in all material respects with all legal requirements that are applicable to the Borrowers or to the conduct or operation of their business or the ownership or use of any of their properties or assets taken as whole; and (e) will continue in full force and effect following the consummation of the transactions contemplated hereby.

                  5.1.20     Environmental Compliance.

                             (a)     Each Borrower (including for the purposes
of this Section, any former or current Affiliate or Subsidiary of each Borrower) is now and has been in compliance with all Environmental Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect.

                             (b)     No toxic, hazardous or polluting
substances or wastes ("Hazardous Substances") have been released, discharged or disposed of, spilled, leaked, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Release") other than as allowed by the Environmental Laws, at, on, or under any property now owned or occupied by any Borrower, or during such time as any Borrower formerly owned or occupied any property, by any Borrower, or to any Borrower's knowledge, by any third party.

                             (c)     No Borrower has received from any federal,
state or local environmental regulatory entity any requests for information, notices of claim, demand letters, or other notification that in connection with the ownership or use of any real estate or the conduct of such Borrower's business, it is or may be potentially responsible with respect to any investigation or clean-up of Hazardous Substances at any sites.

                             (d)     No Hazardous Substance has come to be
located at any site which is listed or proposed for listing under CERCLA, Comprehensive Environmental Response, Compensation Liability Information System (CERCLIS) or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Borrower or the Banks for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                             (e)     There have been no environmental
inspections, investigations, studies, audits, tests, reviews or other analyses prepared by or on behalf of any Borrower ("Reports") conducted in relation to either (i) any property or business now owned, operated, or leased by any Borrower or (ii) any property previously owned, operated or leased by any Borrower.

                  5.1.21 License and Permits. Each Borrower is current and in good standing with respect to all governmental approvals, permits, certificates, licenses, inspections, consents and franchises necessary to continue to conduct its business and to own or lease and operate its properties as heretofore conducted, owned, leased or operated and as presently contemplated to be conducted, owned, leased or operated, except where the failure to be so current or in good standing would not have a Material Adverse Effect.

                  5.1.22 Customer and Trade Relations. As of the date hereof, giving effect to the consummation of the transactions contemplated by the Loan Documents, there exists no actual or, to Borrowers' knowledge, threatened termination, cancellation or material limitation of, or any material modification or material change in:

                             (a)     the business relationship of any Borrower
with any customer or group of customers of such Borrower whose purchases individually or in the aggregate are material to the operations of the Borrowers taken as a whole, or

                             (b)     the business relationship of any Borrower
with any material supplier to such Borrower or such Borrower's predecessors, and, to such Borrower's knowledge, no material customers or suppliers have notified the Borrowers that they will not continue a business relationship with such Borrower after the consummation of the transactions contemplated by the Loan Documents on a basis no less favorable to such Borrower than that conducted prior to the Closing Date (except where the failure would not have a Material Adverse Effect);

and there exists no other condition or state of facts or circumstance which would have a Material Adverse Effect or prevent Borrowers from conducting their respective businesses after the consummation of the transactions contemplated by the Loan Documents on a basis no less favorable in any material respect to Borrowers than that in which they have been conducted by Borrowers prior to the Closing Date.

                  5.1.23 Labor. There are no strikes, work stoppages or controversies pending or, to Borrowers' knowledge, threatened, between any Borrower and any of its employees which would have a Material Adverse Effect.

                  5.1.24 Survival of Warranties. All representations and warranties contained in the Loan Documents shall survive the execution and delivery of the Loan Documents and the termination hereof.

                  5.1.25 Disclosure. No Loan Document, no schedule or exhibit thereto and no other document, certificate, report, statement or other information furnished to the Bank in connection herewith or with the consummation of the transactions contemplated hereby contains any material misstatement of fact with respect to Borrowers or omits to state a material fact with respect to Borrowers necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE 6
                                   COVENANTS

            So long as any Obligation remains outstanding or unsatisfied, unless the Bank shall otherwise consent in writing, Borrowers jointly and severally agree to the following:

            SECTION 6.1      Financial Covenants of Borrowers.

                  6.1.1 Current Ratio. Borrowers shall maintain a ratio of Consolidated Current Assets to Consolidated Current Liabilities of at least 1.0 to 1.0 as of the end of each calendar quarter throughout the term of the Term Loan.

                  6.1.2 Consolidated Debt Service Coverage Ratio. Borrowers and their Consolidated Subsidiaries shall maintain a Consolidated Debt Service Coverage Ratio at the end of each calendar quarter during the Term Loan (calculated with respect to the four full consecutive calendar quarters ending on or immediately after the calculation date) of not less than 1.25 to
1.00 on December 31, 1997 and on March 31, 1998, and a Consolidated Debt Service Coverage Ratio of 1.50 to 1.00 on June 30, 1998 and thereafter.

                  6.1.3 Consolidated Tangible Net Worth. Borrowers shall maintain Consolidated Tangible Net Worth as at the end of each calendar quarter during the term of the Term Loan through the date set forth below of not less than the following amounts:

                              (i)     September 30, 1998 - $10,000,000; and

                             (ii)     December 31, 1998 and thereafter -
$11,500,000.

                  6.1.4 Ratio of Consolidated Total Liabilities to Tangible Net Worth. Borrowers shall maintain a ratio of Consolidated total liabilities of Borrowers to Consolidated Tangible Net Worth as of the end of each calendar quarter during the term of the Term Loan in accordance with the periods and amounts set forth below:

                              (i)     Until March 31, 1998 - 2.75 to 1.00; and

                             (ii)     June 30, 1998 and thereafter - 2.50 to
1.00

                  6.1.5      Minimum Cash and Marketable Securities.
At all times during the term of the Term Loan, Borrowers shall maintain (i) cash and marketable securities on deposit with CoreStates Investment Advisors (or with another entity selected pursuant to Section 2.9 hereof) of not less than $3,500,000 and (ii) Consolidated cash and marketable securities of not less than $3,500,000 (after deduction of all outstanding Consolidated short-term borrowings). Borrowers shall deliver or cause to be delivered to the Bank on a monthly basis detailed reports dated as of a recent date in form reasonably satisfactory to the Bank setting forth a complete description of the following information with respect to the corporate funds of each of the Borrowers and their Subsidiaries (i) account and investment business, (ii) the types and amounts of various investment securities, (iii) name of depositary, location and account number for all accounts containing funds or investments of Borrowers and their Subsidiaries (both domestic and foreign) and (iv) all loan balances and short-term borrowings, including all intercompany advances or investments (whether foreign or domestic).

            SECTION 6.2 Reporting Requirements. Borrowers will furnish to the Bank:

                  6.2.1      Financial Statements.

                             (a)     As soon as available, and, in no event
later than 90 days after the end of each fiscal year of Chrysalis, its consolidated and consolidating balance sheet as at the end of such fiscal year and its related statement of income, retained earnings and cash flows for such fiscal year, setting forth in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and accompanied by a report and opinion of independent certified public accountants reasonably satisfactory to the Bank. The Borrower shall deliver to the Bank together with such audited annual financial statements a certificate in the form of Exhibit D attached hereto signed by the Chief Financial Officer of Chrysalis, certifying that (1) he has reviewed the provisions of this Agreement and that no Event of Default has occurred hereunder, or if an Event of Default has occurred, setting forth the details thereof, and (2) setting forth in reasonable detail calculations demonstrating compliance by the Borrowers with the financial covenants contained in Section 6.1 hereof.

                             (b)     As soon as available, and in any event
within forty-five (45) days after the end of the first three fiscal quarters of Chrysalis, and within ninety (90) days after the end of the fourth fiscal quarter of Chrysalis, its consolidated and consolidating balance sheet at the end of such quarterly period prepared by Chrysalis and the related statements of income and cash flow and retained earnings of Chrysalis for such quarterly periods, and in each case setting forth comparative figures for the related periods in the prior Fiscal Year, subject to normal adjustments. The quarterly financial statements shall be in reasonable detail and certified by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP. The Borrower shall deliver to the Bank together with such financial statements, a certificate, in the form of Exhibit D attached hereto, dated as of a date within five (5) days of delivery and signed by the Chief Financial Officer of Chrysalis.

                             (c)     Promptly following request by the Bank,
such other information concerning the Borrower as the Bank may from time to time reasonably request.

                  6.2.2      Other Information.

                             (a)     As soon as practicable and in any event
within five (5) Business Days after any Borrower obtains knowledge of the occurrence of a Default or an Event of Default, any material default in the fulfillment of or compliance with any of the terms, covenants, provisions or conditions of any agreement the termination of which would have a Material Adverse Effect, the written statement of the Chief Financial Officer of such Borrower setting forth the details of such Event of Default, event or material adverse change and the statement of such officer setting forth the action which Borrowers propose to take with respect thereto;

                             (b)     Promptly after the sending thereof, copies
of all statements, reports and other material information which each Borrower has delivered to any holders of its Indebtedness or its securities or filed with the Securities and Exchange Commission or any national securities exchange;

                             (c)     Promptly after receipt thereof, copies of
any report or notice that Borrowers or any of their Affiliates receive from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor, or from any plan sponsor (as defined in Section 3(16)(B) of ERISA), in respect of any Employee Plan that evidence the Pension Benefit Guaranty Corporation's intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan or which concerns the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

                             (d)     Promptly after the commencement thereof
but in any event not later than ten (10) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Borrower, notice of each action, suit or proceeding before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality which, would be reasonably likely to have a Material Adverse Effect; and

                             (e)     Promptly upon request, such other
information concerning the condition or operations, financial or otherwise, of Borrowers as the Bank, may from time to time reasonably request.

            SECTION 6.3 Compliance with Laws, Etc. Each Borrower will comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA with respect to any Employee Plan, compliance with Environmental Laws, paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or its properties, and paying all lawful claims which if unpaid might become a lien or charge upon any of its properties, with which the failure to so comply would have a Material Adverse Effect except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof and such contest will not in the reasonable judgment of the Bank endanger its interest in any Collateral.

            SECTION 6.4 Preservation of Existence, Etc. Each Borrower will maintain and preserve its existence, rights and privileges, except that any Borrower may merge with another Borrower, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

            SECTION 6.5 Obtaining of Permits, Etc. Each Borrower will obtain, maintain and preserve all permits, licenses, authorizations, approvals and accreditations necessary or useful in the proper conduct of its business, except where the failure to so obtain, maintain and preserve will not have a Material Adverse Effect.

            SECTION 6.6 Maintenance of Insurance. The Borrowers shall maintain in effect insurance (including, without limitation, casualty and fire insurance, business interruption risk policy, worker's compensation and public liability insurance) with companies reasonably satisfactory to the Bank and in such amounts and covering such risks as are customarily carried by companies engaged in the same or similar business as the Borrowers. The Borrowers agree to pay the cost and periodic premiums of all such insurance and, upon the Bank's written request, deliver certificates evidencing such insurance to the Bank. The Borrowers will notify the Bank and will cause the insurance companies to notify the Bank in writing at least thirty (30) days prior to lapse, cancellation or termination or any other change in coverage. Except for worker's compensation, all such insurance policies shall name the Bank as loss payee pursuant to appropriate endorsements in form and substance reasonably satisfactory to the Bank.

            SECTION 6.7 Maintenance of Properties, Etc. Each Borrower will (a) maintain and preserve all of its properties necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any material loss or forfeiture thereof or thereunder except where the failure to so maintain, preserve or comply would not have a Material Adverse Effect.

            SECTION 6.8 Inspection Rights. Each Borrower will permit the Bank or any agent or representative thereof at any reasonable time and from time to time and with reasonable prior notice to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties and to discuss its affairs, finances and accounts with any of the officers thereof. Without limiting the foregoing, the Bank shall have the right (at its own cost) to perform an annual audit of the Company's books and records and to verify the Collateral pledged to secure the Obligations. The costs of such audit, including all out-of-pocket expenses relating thereto, shall be paid by the Borrowers following any Event of Default.

            SECTION 6.9 Operating Accounts. The Borrowers shall transfer its primary operating accounts to the Bank within 180 days of the Closing Date and maintain such operating accounts with the Bank throughout the term of the Term Loan. If Borrowers do not transfer all such operating accounts to the Bank within 180 days of the Closing Date, Borrowers shall pay the Bank a fee of $20,000 payable on the 181st day after the Closing Date.

            SECTION 6.10 Liens on Collateral. No Borrower will create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, rights or other assets, whether now owned or hereafter acquired, which are included in the Collateral, other than the following: (referred to collectively as "Permitted Liens"):

                             (a)     liens or security interests created
pursuant to the Loan Documents and the notation of such liens or security interests on the records of such Borrower;

                             (b)     liens for taxes, assessments or other
governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken in accordance with generally accepted accounting principles;

                             (c)     deposits or pledges to secure obligations
under worker's compensation, social security or similar laws, or under unemployment insurance;

                             (d)     deposits or pledges to secure (or deposits
or pledges to secure letters of credit to secure) bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business in an aggregate amount not to exceed $250,000;

                             (e)     judgment liens that have been stayed or
bonded and which are subordinate to the Bank's liens on the Borrowers' property;

                             (f)     liens on deposits of property or funds
delivered to stay litigation in aggregate amounts not exceeding $250,000;

                             (g)     purchase money security interests not
perfected by possession or filing;

                             (h)     certain existing real estate of the
Borrowers located in Pennsylvania for which mortgages have been granted to the Pennsylvania Industrial Development Authority and PNC Bank) (the "PIDA and PNC Loans"); and

                             (i)     liens on certain property in connection
with a loan from the Pennsylvania Department of Commerce and liens on phone systems secured by AT&T Credit Corporation and Master Lease, Division of Tokai Financial Services, Inc.

                             (j)     other liens incidental to the conduct of
Borrowers' business or the ownership of their real property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of their real property or materially impair the use thereof in the operation of the business of the Borrowers taken as a whole and considered as one enterprise (including but not limited to easements, rights of way, and similar restrictions or encumbrances not interfering with the ordinary conduct of business of any Borrower).

            SECTION 6.11 Indebtedness. Chrysalis and its Subsidiaries will not incur any Indebtedness in excess of an aggregate amount of $500,000, except for amounts outstanding under the PIDA and PNC Loans, other Indebtedness outstanding as of the Closing Date as identified on Schedule 5.1.3 and amounts available under credit facilities existing on the Closing Date.

            SECTION 6.12 Loans and Investments. Except as specifically agreed to by the Bank, no Borrower will make any loan or advance (other than advances in the ordinary course of business with regard to valid business expenses) or extend credit to any Person, or make any investment in such Person, or its securities, except (a) investments in United States Treasury obligations, (b) certificates of deposit, bankers acceptances and other "money market instruments" issued by the Bank or any other bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus not less than $100,000,000, (c) open market commercial paper bearing Standard & Poor's Corp. highest credit rating or by another similar nationally recognized firm, and repurchase agreements with any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus not less than $100,000,000 relating to United States government obligations, in each case maturing in less than one year, and (d) investments by a Borrower in any other Borrower.

            SECTION 6.13 Merger, Consolidation. No Borrower will merge or consolidate with, purchase, lease or otherwise acquire all or substantially all of the assets or properties of, or acquire any capital stock, equity interests, debt or other securities of, any Person; provided, however, that any corporation may be merged into a Borrower in order to effect any acquisition approved in writing by the Bank (which approval shall not unreasonably be withheld) and any Borrower may merge with another Borrower.

            SECTION 6.14 Sale of Assets, Etc. Unless consented to by the Bank in writing, no Borrower will sell, assign, lease or otherwise dispose of any of its properties or assets (whether now owned or hereafter acquired) included in the Collateral to any Person, including sale-leaseback transactions, other than sales of inventory and used equipment in the ordinary course of business or other sales not in excess of $100,000 in the aggregate in any Fiscal Year.

            SECTION 6.15 Change in Business. None of the Borrowers will change the fundamental nature of the business it conducts on the Closing Date during the term of the Term Loan.

            SECTION 6.16 Pension Plans. Each Borrower will (a) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Employee Plans can be terminated without material liability to such Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all Employee Plans of such Borrower in a timely manner and in a sufficient amount to comply in all material respects with all material requirements of ERISA; (c) comply in all material respects with all material requirements of ERISA which relate to such Employee Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material "accumulated funding deficiency" as such term is defined in ERISA; and (d) notify the Bank immediately upon receipt by such Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Employee Plan, unless such Employee Plan can be terminated without material liability to such Borrower in connection with such termination, and deliver to the Bank, promptly after the filing or receipt thereof, copies of all reports or notices which such Borrower files or receives under ERISA with or from the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or the U.S. Department of Labor. In addition, none of the Borrowers will incur any obligation to contribute to any Multiemployer Plan without the prior written consent of the Bank, unless such obligation to contribute can be terminated without material liability to such Borrower. In addition, none of the Borrowers will offer any benefits to any of their respective retirees or dependents or beneficiaries of such retirees under any welfare benefit plan (as defined in Section 3(1) of ERISA) except (1) benefits required pursuant to COBRA.

            SECTION 6.17     Environmental Compliance.  Each Borrower will:

                             (a)     be in compliance with all Environmental
Laws, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect;

                             (b)     not Release or cause the Release of any
Hazardous Substances on property owned or occupied by any Borrower (any such event being hereinafter referred to as a "Hazardous Discharge");

                             (c)     notify the Bank within five (5) Business
Days of any Hazardous Discharge, any oral or written notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the property owned or occupied by any Borrower, demand letter or complaint, order, claim, penalty assessment, citation or any other notice, any suit or other proceeding, administrative, civil or criminal, at law or in equity, pending or threatened against any Borrower (collectively referred to as "Environmental Complaint") received from or filed by any person or entity, including any federal, state or local governmental authority, with respect to any alleged violation of any Environmental Law or with respect to management of Hazardous Substances or any other environmental matter in connection with any Borrower's ownership or use of any real estate or the conduct of its business, and forward a copy of same to the Bank.

            SECTION 6.18 Inconsistent Agreements. No Borrower will enter into any agreement containing any provision which would be violated or breached by the Term Loan hereunder or by the performance by Borrowers of their respective obligations hereunder or under any Loan Document.

            SECTION 6.19 Derivatives. No Borrower will make any investment in or take any position in any derivative securities, including, but not limited to, foreign exchange contracts, interest rate contracts, interest rate swap agreements, options relating to debt or equity investments, short sales or similar investments, other than in the ordinary course of business and not primarily for speculative purposes.

            SECTION 6.20 Dividends. None of the Borrowers or any of their Subsidiaries shall declare or pay any dividends, redeem or repurchase, or make or pay any other distributions on account of or with respect to any of their outstanding capital stock, or any warrants or options therefor, other than the payment of any dividend or distribution to any Borrower by another Borrower or Subsidiary.

            SECTION 6.21 Sale of Patent/License. Notwithstanding the foregoing, if the Bank consents pursuant to Section 6.14 (such consent not to be unreasonably withheld) to the sale or other disposition of any of the Borrowers' patent rights, licenses or royalty fee rights, such sale or other disposition shall be made for fair market value, and the proceeds will be used to repay the Term Loan. The Bank shall release its lien with respect to any assets which are sold pursuant to the Bank's consent.



                                   ARTICLE 7
                               EVENTS OF DEFAULT

            SECTION 7.1 Events of Default. If any of the following Events of Default shall occur and be continuing:

                  7.1.1 Borrowers shall fail to pay any principal of the Term Note when due (whether by scheduled maturity, acceleration, demand or otherwise); or

                  7.1.2 Borrowers shall fail to pay any interest on the Term Note or any other amount (other than any amount specified in Section 7.1.1 above) payable hereunder within five (5) Business Days following the date such payment is due or declared due; or

                  7.1.3 Any representation or warranty made by any Borrower or any officer of any Borrower in any Loan Document or certificate or writing delivered pursuant to any Loan Document shall have been incorrect in any material respect when made; or

                  7.1.4 Any Borrower shall fail to perform or observe the covenants set forth in Sections 6.1, 6.10 through 6.15, and 6.19; or

                  7.1.5 Any Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in any Loan Document (other than a term, covenant, condition or agreement a default in the performance of which is elsewhere in this Section specifically dealt with) to be performed or observed by Borrowers and such failure shall remain unremedied for ten (10) days in the case of a failure under Section 6.2 hereof or 20 days after an executive officer of any Borrower shall have knowledge of such failure or any Borrower shall have received written notice of such failure in the case of any other such failure; or

                  7.1.6 Any Borrower shall (a) fail to pay any of its Indebtedness (excluding Indebtedness evidenced by the Term Note) exceeding $250,000 in the aggregate or any interest or premium thereon, when due (whether by scheduled maturity, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness unless such failure is waived prior to the expiration of such grace period, or (b) fail to perform or observe any term, covenant or condition to be performed or observed by it under any agreement or instrument relating to any such Indebtedness when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness exceeding $250,000, or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

                  7.1.7 Borrower shall be unable or fail, or admit in writing, its inability to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; or any petition shall be filed by or against any such Person under the Federal bankruptcy laws, or any other proceeding shall be instituted by or against any such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or such Borrower shall take any action to authorize or effect any of the actions set forth above in this subsection; or

                  7.1.8 Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower, or a proceeding shall be commenced by Borrowers, or by any governmental agency or authority having jurisdiction over any Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower shall deny that it has any liability or obligation purported to be created under any Loan Document; or

                  7.1.9 The Security Agreement, or any other Security Document, after delivery thereof, shall for any reason, fail or cease to create a valid and perfected, and except to the extent permitted by the terms hereof or thereof, first priority lien on or security interest in any of the Collateral purported to be covered thereby, unless such failure is cured within ten (10) days after an executive officer of any Borrower has knowledge hereof or any Borrower receives written notice thereof; or

                  7.1.10 A judgment or order for the payment of money exceeding any applicable insurance coverage by more than $500,000 shall be rendered against any Borrower which remains unsatisfied and (a) either enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (b) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  7.1.11 If (a) any Reportable Event creates a possibility of the termination of any Employee Plan or of the appointment by the appropriate United States District Court of a trustee to administer any such Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given the Bank, or (b) any Borrower withdraws from any Multiemployer Plan, or (c) the plan administrator of any Employee Plan files with the Pension Benefit Guaranty Corporation a notice of intention to terminate such Plan, or (d) the Pension Benefit Guaranty Corporation institutes proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan, and if, in any of the cases described in the foregoing clauses (a) through (d), the Bank further reasonably determines that the "amount of unfunded guaranteed benefits" (as defined by Section 4001(a)(17) of ERISA) resulting upon termination of such Employee Plan or the amount of liability resulting from the withdrawal from any such Multiemployer Plan would have a Material Adverse Effect; or

                  7.1.12 If any Borrower becomes a party to any litigation which will cause such Borrower to be obligated for damages in excess of $2,000,000 or any other material litigation which the Bank reasonably believes may have a Material Adverse Effect on the Borrower; or

                  7.1.13 Any other event shall have occurred that would have a Material Adverse Effect; or

                  7.1.14 An "Event of Default" (as defined in any Loan Document) shall occur and be continuing;

then, the Bank at its option and at any time by notice to Borrowers, may do one or more of the following: (a) declare the Term Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Term Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrowers; (b) exercise any and all of its other rights under applicable law, hereunder and under the other Loan Documents; and (c) require the Borrowers to deposit with the Bank cash collateral ("Cash Collateral") consisting of cash and marketable securities in an amount at least equal to (a) the outstanding balance of all Obligations due under the Term Loan minus (b) the sum of (i) 50% of Borrowers' Eligible Accounts Receivable as of a recent date, plus (ii) the aggregate amount of cash received by Borrowers in the immediately preceding Fiscal Year from microinjection revenues, license fees and royalty fees, provided, however, that all one-time, non-recurring and other lump sum payments made during such Fiscal Year shall be excluded from the calculation of the cash received by Borrowers from such revenues and fees. For purposes hereof, "Eligible Accounts Receivable" shall mean Borrowers' rights to payment for goods sold or services rendered in the ordinary course of business to non-Affiliated parties, but excluding receivables which are more than ninety
(90) days past due, chargebacks, ineligible account debtors (as reasonably determined by the Bank), accounts of any debtor where 50% of more of such debtor's accounts are past due, foreign accounts, government accounts, accounts subject to setoff or offset, accounts or debtors which have filed for bankruptcy and other accounts reasonably deemed ineligible by the Bank; provided, that no notice need be given to any Borrower upon the occurrence of any Event of Default described in Section 7.1.7 and the Obligations shall be automatically accelerated.

                     7.1.15 Non-Waiver. The remedies provided herein, and in any other Loan Document or otherwise available to the Bank at law or in equity, and any warrants of attorney therein contained, shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of Bank, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.


                                   ARTICLE 8
                                 MISCELLANEOUS

            SECTION 8.1 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to Borrowers, to each of them c/o Chrysalis International Corporation, 575 Route 28, Raritan, New Jersey 08869, Attention:
Chief Financial Officer, with a copy to Thomas C. Daniels, Esq., Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, if to the Bank at its address at 370 Scotch Road, West Trenton, New Jersey 08628
Attention: Middle Market Manager or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 8.1. All such notices and other communications shall be effective (a) if mailed, when received or three Business Days after mailing, whichever is earlier; (b) if telecopied, when received; or (c) if delivered, when delivered, except that notices to the Bank pursuant to Article 2 shall not be effective until received by the Bank.

            SECTION 8.2 Amendments, Etc. No amendment of any provision of this Agreement or the Term Note shall be effective unless it is in writing and signed by Borrowers and the Bank, and no waiver of any provision of this Agreement or the Term Note, nor consent to any departure by either Borrower therefrom, shall be effective unless it is in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            SECTION 8.3 No Waiver; Remedies, Etc. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Bank provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Bank under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Bank to exercise any of its rights under any other Loan Document against such party or against any other Person.

            SECTION 8.4 Fees, Costs, Expenses and Taxes. Whether or not the Term Loan is made hereunder or the transactions contemplated hereby are consummated, Borrowers will pay on demand all fees, costs and expenses in connection with the preparation, execution, delivery, filing, and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees, out-of-pocket expenses and other reasonable disbursements of Dechert Price & Rhoads, counsel to the Bank, and of any other counsel retained by the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under the Loan Documents (provided that such legal fees are not to exceed $15,000 and shall be paid from the Committment Fee previously paid by Borrowers pursuant to Section 4.1.1), and all costs and expenses, if any, in connection with any waiver or amendment of any Loan Document or in connection with the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents and in connection with any inspection conducted by the Bank. In addition, Borrowers will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and will save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

            SECTION 8.5 Indemnity. Each Borrower agrees to indemnify the Bank and its Affiliates, directors, officers, employees, agents and controlling persons against, and to hold the Bank and each such Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against the Bank or any such Persons arising out of, in any way in connection with, or as a result of (i) this Agreement, any of the Loan Documents and the other documents contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby, or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Bank or any such Person is a party thereto, or
(iii) breach of any representation, warranty or covenant hereof, or (iv) environmental conditions, including without limitation, the presence of Hazardous Substances at, on, under or within any property owned or occupied by Borrowers, the Release or threat of Release of Hazardous Substances at such property whether into the air, soil, ground or surface waters, or any Environmental Complaint (as defined in Section 6.17); provided, however, any such indemnity provided for in clause (i) through (iv) above shall not as to the Bank, apply to any such losses, claims, damages, liabilities or related expenses arising from its bad faith, gross negligence or wilful misconduct. Borrowers agree to respond on the Bank's behalf to any matter subject to subsections (iii) and (iv) above or, at the Bank's election, to pay the costs of the Bank's response. Borrowers hereby waive and release the Bank from any and all losses, claims, damages, and liabilities, known or unknown, foreseen or unforeseen, which exist or which may arise in the future under common or statutory law, including CERCLA or any other Environmental Laws now or hereafter in effect. The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement or any other of the Loan Documents, the repayment of the Term Loan, the invalidity or unenforceability of any term or provision of this Agreement, the Term Note or any other Loan Document, or any investigation made by or on behalf of the Bank. All amounts due under this Section shall be payable on written demand therefor.

            SECTION 8.6 Right of Set-off. Upon occurrence and during the continuance of any Event of Default and the declaration by the Bank that the Term Note is due and payable, the Bank may, and is hereby authorized at any time and from time to time, without notice to Borrowers (any such notice being expressly waived by Borrowers) and to the fullest extent permitted by law, to, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of Borrowers against any and all obligations of Borrowers now or hereafter existing under this Agreement and the Term Note held by the Bank, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Term Note and although such obligations may be contingent or unmatured. The Bank agrees promptly to notify Borrowers after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.


            SECTION 8.7 Severability of Provisions. Any provision of this Agreement, or of any other Loan Document, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            SECTION 8.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Borrower, and the Bank and their respective successors and assigns, except that neither Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

            SECTION 8.9      Assignment and Participation.

                             (a)     The Bank shall have the right from time to
time to assign to one or more assignees all or any portion of its commitment to make loans to in its interest in the Obligations of the Borrowers hereunder and correspondingly delegate its duties thereunder; provided, however, that such consent of Borrowers shall not be required if an Event of Default has occurred and is continuing.

                             (b)     The Bank may sell participations to one or
more banks or other financial institutions in all or a portion of its rights and obligations under this Agreement (including, without limitation all or a portion of its Commitment, the advances owing to it and the Obligations held by
it); provided, however, that (a) the Bank's obligations under the Loan Documents remain unchanged, (b) the Bank shall remain solely responsible to the other parties for performance of such obligations, (c) the Bank shall remain the holder of any Note for all purposes of this Agreement, (d) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement and (e) the Bank shall not grant participants any voting rights except as such rights relate to changes in interest rates, fees, amounts of payments or terms of payments.

            SECTION 8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

            SECTION 8.11     Waiver of Jury Trial; Consent to Jurisdiction.

                             (a)     EXCEPT AS PROHIBITED BY LAW, EACH PARTY
HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                             (b)     EACH BORROWER IRREVOCABLY SUBMITS AND
CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF A STATE OR FEDERAL COURT SITTING IN PENNSYLVANIA OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS, AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE OR FEDERAL COURT. EACH BORROWER AGREES THAT SERVICE OF COPIES OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION MAY BE MADE BY MAILING BY REGISTERED MAIL OR DELIVERING A COPY OF SUCH PROCESS TO EACH BORROWER AT THE ADDRESS SPECIFIED IN SECTION 8.1.

            SECTION 8.12 Governing Law. This Agreement and the Term Note shall be governed by, and construed in accordance with, the law of Pennsylvania.

            SECTION 8.13 Termination. Upon the payment and satisfaction of all principal, interest, fees and other sums due and owing under this Agreement and termination of the Commitments hereunder or release of the Obligations, this Agreement, except for the provisions of Section 8.5 hereof, shall terminate and the Bank's liens on the Collateral will be released.

            SECTION 8.14 Joint and Several Liability. Each Borrower agrees that the obligations of the Borrowers hereunder are joint and several. Each Borrower acknowledges that it is substantially dependent upon the other Borrowers, and that a loan to any Borrower directly benefits the other Borrowers in providing sufficient inventory and capital for all Borrowers.

            SECTION 8.15 Entire Agreement. This Agreement and the agreements referred to herein contain the entire agreement and understanding of the parties hereto respecting the subject matter hereof, and supersede and replace all prior agreements and understandings with respect thereto, whether written or oral.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                             CHRYSALIS INTERNATIONAL CORPORATION


                             By: /s/ John G. Cooper
                                -----------------------------
                                    Name:  John G Cooper
                                    Title: Senior Vice President and
                                           Chief Financial Officer

                             CHRYSALIS INTERNATIONAL PRECLINICAL
                             SERVICES CORPORATION

                             By: /s/ John G. Cooper
                                -----------------------------
                                    Name:  John G. Cooper
                                    Title: Senior Vice President and
                                           Chief Financial Officer

                             CHRYSALIS DNX TRANSGENIC SCIENCES
                             CORPORATION


                             By: /s/ John G. Cooper
                                -----------------------------

                                    Name:  John G. Cooper
                                    Title: Senior Vice President and
                                           Chief Financial Officer

                             CHRYSALIS INTERNATIONAL CLINICAL
                             SERVICES CORPORATION


                             By: /s/ John G. Cooper
                                -----------------------------
                                      Name:  John G. Cooper
                                      Title: Senior Vice President and
                                             Chief Financial Officer

                             CORESTATES BANK, N.A.


                             By: /s/ Stephen McWilliams
                                -----------------------------

                                    Name:  Stephen McWilliams
                                    Title: Vice President





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